Exhibit 99.1

February 21, 2013

IDACORP, Inc. Announces Year-End and Fourth Quarter 2012 Results,
Initiates 2013 Earnings Guidance

BOISE--IDACORP, Inc. (NYSE: IDA) reported 2012 net income attributable to IDACORP of $168.8 million, or $3.37 per diluted share, compared to $166.7 million, or $3.36 per diluted share, in 2011. IDACORP reported fourth quarter 2012 net income attributable to IDACORP of $16.5 million, or $0.33 per diluted share, compared to $9.0 million, or $0.18 per diluted share, in the fourth quarter of 2011. IDACORP's 2013 full year earnings guidance is in the range of $3.20 to $3.35 per diluted share.

Idaho Power Company, IDACORP's principal subsidiary, reported 2012 net income of $168.2 million compared to $164.8 million in 2011, and net income of $18.0 million in the fourth quarter of 2012 compared to $9.3 million for the same period in 2011.

“In recent years we have focused heavily on advancing Idaho Power's three-part strategy of responsible planning, responsible development and protection of resources, and responsible energy use to ensure adequate energy supplies,” said IDACORP, Inc. President and CEO J. LaMont Keen. “This focus resulted in significant regulatory, operational, and financial success in 2012, without the need to amortize additional accumulated deferred investment tax credits, or ADITCs, available under an Idaho regulatory settlement agreement. Our solid financial performance also allowed Idaho Power to share $21.8 million of benefits with Idaho customers in 2012 for the second consecutive year.”

“We believe our recent achievements position us well going into 2013 and beyond, and at this time we expect minimal use of additional ADITCs in 2013. The ADITC-related provisions of the settlement agreement also are expected to provide us with an element of earnings stability through 2014 as we continue to execute on our strategy. We plan to advance a number of important initiatives in 2013, including infrastructure projects and new technology solutions, and taking steps to further our dividend policy,” added Keen.

Performance Summary

A summary of financial highlights for the years ended December 31, 2012 and 2011, is as follows (in thousands except per share amounts):

	Year ended December 31,
	2012	2011
General business revenues	$937,765	$834,545
Total operating revenue	1,080,662	1,026,756
Total operating expenses	838,060	871,404
Income from operations	242,602	155,352
Net income attributable to IDACORP	168,761	166,693
Average outstanding shares - diluted	50,010	49,558
Earnings per diluted share	$3.37	$3.36

The following table presents a reconciliation of net income attributable to IDACORP, Inc. for the year ended December 31, 2011 to December 31, 2012 (items are in millions and are before tax unless otherwise noted):

Net income attributable to IDACORP, Inc. - December 31, 2011			$166.7
Change in Idaho Power net income before taxes:
Rate and other regulatory changes, including power cost adjustment, pension expense
recovery, and fixed cost adjustment mechanisms		$65.2
Changes in sales volumes		16.1
Change in payroll-related expenses		(6.8)
Change in pension expense funded through rate increases		(5.1)
Increased depreciation expense, property tax, and other		(8.7)
Increase in Idaho Power operating income prior to sharing mechanisms		60.7
Greater pension expense in 2011 than in 2012 as a result of sharing mechanisms	5.7
Greater revenue sharing in 2011 than in 2012	19.9
Increase in operating income as a result of sharing mechanisms		25.6
Increase in Idaho Power operating income		86.3
Decrease in allowance for funds used during construction (AFUDC)		(4.5)
Other net decreases		(1.0)
Change in income tax expense		(22.1)
Increase in Idaho Power net income prior to effects of tax method changes and related
examination settlements		58.7
Net decrease in tax method changes and related examination settlements		(55.3)
Total increase in Idaho Power net income			3.4
Other net decreases (net of tax)			(1.3)
Net income attributable to IDACORP, Inc. - December 31, 2012			$168.8

IDACORP's net income was $168.8 million in 2012, an increase of $2.1 million over 2011. IDACORP's 2012 results reflect an $86.3 million increase in operating income at Idaho Power compared to 2011, which was largely driven by increases in rates and higher irrigation sales volumes. This increase was substantially offset by the net impact of a tax method change and favorable IRS examination settlements recorded in 2011.

General rate increases implemented in the first quarter of 2012, a July 2012 rate increase related to Idaho Power's new Langley Gulch power plant, and other rate changes combined to increase operating income by $65.2 million when compared to 2011. Higher sales volumes, driven primarily by a warmer, drier spring in 2012 that caused significant increases in irrigation usage when compared with the prior year, increased operating income by $16.1 million. As a result of an Internal Revenue Service (IRS) examination settlement reached in 2011, Idaho Power recognized approximately $56.9 million of previously unrecognized tax benefits related to the uniform capitalization method agreement with the IRS for tax years 2009 and prior.

As a result of the impact on 2012 earnings of the rate and sales volume increases described above, Idaho Power recorded a total charge of $21.8 million related to a December 2011 settlement agreement with the Idaho Public Utilities Commission (IPUC), which required sharing with customers a portion of 2012 Idaho-jurisdiction earnings exceeding a specified return on year-end equity. Of the total, $14.6 million was recorded as additional pension expense, which will benefit Idaho customers by reducing the amount of deferred pension expense that will need to be collected from customers in the future, and $7.2 million was a provision against current revenues to be refunded to customers through a future rate reduction. In 2011, Idaho Power recorded $20.3 million of additional pension expense and a $27.1 million provision against revenues to be refunded to customers under similar agreements. The table below summarizes the effect of the sharing mechanisms on operating income between 2012 and 2011.

Effect of Sharing on Operating Income
	2012	2011	Variance
Provision against current revenue as a result of sharing	$(7.2)	$(27.1)	$19.9
Additional pension expense funded through sharing	(14.6)	(20.3)	5.7
Total	$(21.8)	$(47.4)	$25.6

2013 Annual Earnings Guidance and Key Operating and Financial Metrics

IDACORP is initiating its earnings guidance estimate for 2013 in a range of $3.20 to $3.35 per diluted share. The 2013 guidance incorporates all of the key operating and financial assumptions listed below. This includes an estimated use of ADITCs of less than $5 million in 2013.

	2013 Estimate(3)	2012 Actual
Idaho Power Operating & Maintenance Expense (millions)	$340-$350	$349
Idaho Power Additional Amortization of ADITC (millions)	Less than $5	None
Idaho Power Capital Expenditures, excluding AFUDC (millions)(1)	$245-$255	$228
Idaho Power Hydroelectric Generation (million MWh)(2)	6.0-8.0	8.0
(1) The 2013 range for capital expenditures includes expenditures for the siting and permitting of major transmission expansions for the Boardman to Hemingway and Gateway West transmission projects, net of ongoing payments from third parties participating as joint funders in the permitting project.
(2) The estimated hydroelectric generation range is based on reservoir storage levels and forecasted weather conditions as of February 21, 2013.
(3) As of February 21, 2013.

More detailed financial information is provided in IDACORP's Annual Report on Form 10-K filed today with the U.S. Securities and Exchange Commission and posted to the IDACORP Web site at www.idacorpinc.com.

Web Cast / Conference Call

IDACORP will hold an analyst conference call today at 2:30 p.m. Mountain Time (4:30 p.m. Eastern Time). All parties interested in listening may do so through a live Web cast, or by calling (617) 597-5395 for listen-only mode. The passcode is 77681359. Slides will be included during the conference call. To access the slide deck, register for the event just prior to the call at www.idacorpinc.com/financials/confcalls.cfm. A replay of the conference call will be available on the IDACORP Web site for a period of 12 months.

Background Information

IDACORP, Inc. (NYSE: IDA) is based in Boise, Idaho and was formed in 1998 as a holding company. IDACORP subsidiaries include: Idaho Power, a regulated electric utility; IDACORP Financial, an investor in affordable housing projects and real estate; and Ida-West Energy, an operator of small hydroelectric projects. IDACORP's origins lie with Idaho Power and operations beginning in 1916. Today, Idaho Power employs approximately 2,000 people who serve more than 500,000 customers throughout a 24,000-square-mile area in southern Idaho and eastern Oregon. To learn more, visit www.idahopower.com or www.idacorpinc.com.

Forward-Looking Statements

In addition to the historical information contained in this press release, this press release contains (and oral communications made by IDACORP, Inc. and Idaho Power Company may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance and involve estimates, assumptions, risks, and uncertainties. Actual results, performance, or outcomes may differ materially from the results discussed in the statements.  In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) Idaho Power's rate design and the effect of regulatory decisions by state public utility commissions and federal regulators affecting Idaho Power's ability to recover costs and earn a return; (b) changes in customer growth rates, loss of significant customers, and related changes in loads; (c) the impacts of changes in economic conditions, including on customer demand; (d) unseasonable or severe weather conditions, wildfires, and other natural phenomena, which affect customer demand, hydroelectric generation levels, infrastructure repair costs, and fuel costs; (e) advancement of new technologies that reduce loads or render Idaho Power's generation facilities obsolete; (f) adoption of or changes in, and costs of compliance with, laws, regulations, and policies relating to the environment; (g) variable hydrological conditions and over-appropriation of surface and groundwater and the impact on generation from hydroelectric facilities; (h) the ability to purchase fuel and power from suppliers on reasonable terms; (i) accidents, fires, explosions, and mechanical breakdowns that may occur while operating and maintaining an electric system, and disruptions and outages of generation and transmission systems or the western interconnected transmission system; (j) the ability to obtain debt and equity financing when necessary and on favorable or reasonable terms; (k) reductions in credit ratings and potential reduction in liquidity; (l) the ability to buy and sell power, transmission capacity, and fuel in the markets and the availability to enter into, and success or failure of, financial and physical commodity hedges; (m) changes in or implementation of mandatory reliability, security, and other requirements for system infrastructure; (n) costs and operational challenges of integrating an increasing volume of mandated purchased intermittent power; (o) the magnitude of future benefit plan funding obligations; (p) the ability and willingness of the companies' boards of directors to continue to pay dividends, and contractual and regulatory restrictions on those dividends; (q) changes in tax laws and the availability of tax credits; (r) employee workforce factors, including potential unionization of all or part of the companies' workforce and the impacts of an aging workforce; (s) failure to comply with state and federal laws, policies, and regulations, and the ability to obtain and comply with governmental permits, licenses, and right-of-way for major projects; (t) the failure of information systems or the failure to secure information system data, security breaches, or the effect on the companies' from cyber attacks, terrorist incidents, or the threat of terrorist incidents, and acts of war; (u) adoption of or changes in accounting policies, principles, or estimates; and (v) unusual or unanticipated changes in normal business operations, including unusual maintenance or repairs, or the failure to successfully implement technology solutions. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in IDACORP, Inc.'s and Idaho Power Company's most recent Annual Report on Form 10-K and other reports the companies file with the U.S. Securities and Exchange Commission, including (but not limited to) Item 1A - “Risk Factors” in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. IDACORP and Idaho Power disclaim any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

Investor and Analyst Contact	Media Contact

Lawrence F. Spencer	Stephanie McCurdy
Director of Investor Relations	Corporate Communications
Phone: (208) 388-2664	Phone: (208) 388-6973
LSpencer@idacorpinc.com	SMcCurdy@idahopower.com

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